EXHIBIT 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-24217, 333-50189, 333-59615, 333-59210, 333-71596, 333-118113, 333-130406 and 333-196274) and on Form S-3 (Nos. 33-63119, 333-45377, 33-38869, 333-46055, 333-62156, 333-69294, 333-82212, 333-121502, 333-121504, 333-125077, 333-135816, 333-135962, 333-137093, 333-178284, 333-178413, 333-184878, 333-201264 and 333-208815) of our report dated March 8, 2016 relating to the consolidated financial statements and financial statement schedule of Liggett Group LLC appearing in the Annual Report on Form 10-K of Vector Group Ltd. and subsidiaries for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida
March 8, 2016